                            STORAGE EQUITIES, INC.
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                        For the three months ended     For the nine months ended
                                                               September 30,                  September 30,
                                                           1995           1994            1995           1994
                                                       -----------    ------------    ------------    -----------
PRIMARY EARNINGS PER SHARE:
--------------------------

Net income                                             $19,470,000     $10,943,000     $49,221,000    $29,884,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A             (1,140,000)     (1,140,000)     (3,422,000)    (3,422,000)
   9.20% Cumulative Preferred Stock, Series B           (1,372,000)     (1,324,000)     (4,116,000)    (3,968,000)
   Variable Rate Preferred Stock, Series C                (544,000)       (618,000)     (1,824,000)      (618,000)
   9.50% Cumulative Preferred Stock, Series D             (713,000)       (236,000)     (2,138,000)      (236,000)
   10.0% Cumulative Preferred Stock, Series E           (1,372,000)              -      (3,658,000)             -
   9.75% Cumulative Preferred Stock, Series F           (1,402,000)              -      (2,321,000)             -
   8.25% Convertible Preferred Stock                    (1,186,000)     (1,186,000)     (3,558,000)    (3,558,000)
   Convertible Participating Preferred Stock              (867,000)              -        (867,000)             -
                                                       -----------     -----------     -----------    -----------

Net income allocable to common shareholders            $10,874,000     $ 6,439,000     $27,317,000    $18,082,000
                                                       ===========     ===========     ===========    ===========

Weighted Average common and common
 equivalent shares outstanding:

Weighted average common shares outstanding              42,064,283      23,714,460      35,735,608     22,839,672

Net effect of dilutive stock options - based on
 treasury stock method using average market price          153,198         112,493         111,594        111,735
                                                       -----------     -----------     -----------    -----------
          Total                                         42,217,481      23,826,953      35,847,202     22,951,407
                                                       ===========     ===========     ===========    ===========

Primary earnings per common and common  equivalent
 share                                                 $      0.26     $      0.27     $      0.76    $      0.79
                                                       ===========     ===========     ===========    ===========

                                  Exhibit 11

                            STORAGE EQUITIES, INC.
         EXHIBIT 11 - STATMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                 For the three months ended    For the nine months ended
                                                                        September 30,                September 30,
                                                                      1995         1994           1995          1994
                                                                  ----------    ----------     -----------   ----------
FULLY-DILUTED EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE:
-------------------------------------

Net income allocable to common shareholders per Primary
 calculation above                                                $10,847,000   $ 6,439,000    $27,317,000   $18,082,000

Add: dividends to 8.25% Convertible Preferred Stock                 1,186,000     1,186,000      3,558,000     3,558,000

Add: dividends to Mandatory Convertible Participating
 Preferred Stock                                                      867,000             -        867,000             -
                                                                  -----------   -----------    -----------   -----------

Net income allocable to common shareholders for purposes of
 determining Fully-diluted Earnings per Common and Common
 Equivalent Share                                                 $12,900,000   $ 7,625,000    $31,742,000   $21,640,000
                                                                  ===========   ===========    ===========   ===========

Weighted average common and common equivalent shares
 outstanding                                                       42,217,481    23,826,953     35,847,202    22,951,407

Pro forma weighted average common shares assuming
 conversion of 8.25% Convertible Preferred Stock                    3,872,054     3,872,054      3,872,054     3,872,054

Pro forma weighted average common shares assuming
 conversion of Mandatory Convertible Participating
 Preferred Stock                                                    1,503,768             -        501,256             -
                                                                  -----------   -----------    -----------   -----------

Weighted average common and common equivalent shares for
 purposes of computation of Fully-diluted Earnings per
 Common and Common Equivalent Share                                47,593,303    27,699,007     40,220,512    26,823,461
                                                                  ===========   ===========    ===========   ===========

Fully-diluted Earnings per Common and Common Share (1)            $      0.27   $      0.28    $      0.79   $      0.81
                                                                  ===========   ===========    ===========   ===========

(1) Such amounts are not dilutive and are not presented in the Company's consolidated financial statements

                                  Exhibit 11